Exhibit 10.15
AMENDED AND RESTATED CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”) is entered into as of October 1, 2020 (the “Commencement Date”) by and between SCIENTIFIC GAMES CORPORATION, with offices located at 6601 Bermuda Road, Las Vegas, NV 89119 (the “Company”), and Jamie Odell Pty Ltd., 17 Holmwood Avenue, Brighton, Victoria, Australia 3186 (the “Consultant” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, Consultant is party to that Consulting Agreement dated May 16, 2019 with the Company (as amended through the date hereof, the “Prior Agreement”) under which Consultant provides consulting services to the Company;

WHEREAS, Pivot Buyer LLC, an affiliate of Caledonia (Private) Investments Pty (“Caledonia”), entered into a Stock Purchase Agreement on September 11, 2020, pursuant to which Caledonia agreed to purchase shares of the Company’s common stock held by MacAndrews and Forbes Incorporated and its affiliates in four separate tranches (the “Caledonia Purchase”);

WHEREAS, following the Caledonia Purchase, the level of consulting services that Consultant provides to the Company is expected to increase substantially;

WHEREAS, in order to properly reflect, and compensate Consultant for, such increased level of services, following, and apart from, the Caledonia Purchase, the Company and Consultant have engaged in discussions regarding an appropriate arrangement to supersede and replace the Prior Agreement;

WHEREAS, the Company and Consultant, in the case of the Company, following review and analysis by the independent compensation consultant to the Compensation Committee of the Board (as defined below), agree that this Agreement appropriately reflects, and compensates Consultant for, such increased level of services;

WHEREAS, the Company and Consultant wish to enter into this Agreement, which will supersede and replace the Prior Agreement;

WHEREAS, the Prior Agreement is terminated effective as of the Commencement Date; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be legally bound, the Parties hereto agree as follows:
Section 1Interpretation
1.1Certain Terms. As used herein, the following terms have the following meanings:
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of the Company.
“Confidential Information” means all non-public information concerning the Company or any of its Affiliates or their respective equity investments (whether prepared by the Company or otherwise, whether oral or written, in whatever form or data storage medium and whether or not specifically identified as “confidential”), including financial and accounting information, product-related information, plans and strategies, computer programs, code and software, technical drawings and schematics, technical expertise, know-how, processes, ideas, inventions (whether patentable or not), agreements and reports (together with all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials, in whatever form maintained and whether prepared by the Company, the Consultant or other Persons, which contain or reflect, or are based on or generated from, in whole or in part, any such information).
“Governmental Authority” means any national, supranational, foreign, federal, state, provincial, tribal, peripheral, regional, municipal or local government or any agency, instrumentality or political subdivision thereof, including any legislative, executive, judicial, regulatory or other governmental board, department, agency, authority, commission, administration, court or other body, or any official of any of the foregoing (including any gaming- or lottery-related Governmental Authority).
“Law” means any order, writ, injunction, decree, judgment, law, ordinance, decision, opinion, ruling, policy, statute, code, rule, regulation or administrative or other requirement of any Governmental Authority, in each case, as may be amended from time to time.
“Person” means any individual (including the heirs, beneficiaries, trusts, executors, legal representatives or administrators thereof), corporation, partnership, joint venture, trust, limited liability company, limited partnership, joint stock company, unincorporated association or other entity. For the avoidance of doubt, the term includes a Governmental Authority.
“Principal” means Jamie Odell, who is the sole shareholder and director of the Consultant.
“Representative” means, with respect to any Person, any director, officer, employee, partner, member, manager, owner, agent, lawyer, accountant, auditor, professional advisor, consultant or other representative.
1.2Incorporation. The Annex to this Agreement is incorporated by reference into, and forms an integral part of, this Agreement.
Section 2Engagement
2.1Services. Upon the terms and subject to the conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide the services set forth in Annex A (collectively, the “Services”). Unless otherwise expressly specified in Annex A, the Consultant shall furnish, at Consultant’s own expense, any equipment, supplies and other materials necessary or advisable to perform the Services. Subject to the provisions of this Agreement, the Company shall not control the manner or means by which the Consultant performs the Services.
2.2Relationship of Parties. The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company (or any of its Affiliates) for any purpose. Except to the extent specifically authorized in advance by the Company in writing, the Consultant and

Principal (a) shall have no authority (and shall not hold itself or himself out as having authority) to bind or act on behalf or in the name of the Company or any of its Affiliates, (b) shall not make any agreements or representations on behalf of the Company or any of its Affiliates and (c) without limiting the generality of the foregoing, shall not represent the Company or any of its Affiliates as a lobbyist or agent to any Governmental Authority.
2.3Relationship to Role as Chairman of the Board and Director. For the avoidance of doubt, Consultant’s engagement hereunder to provide the Services shall be separate and distinct from Principal’s role and duties as Chairman of the Board of Directors of the Company, as provided for under the Company’s Amended and Restated Bylaws, and as a member of the Board of Directors of the Company generally (together, the “Director Role”). Principal’s “Executive” Chair title is intended to indicate that the Services under this Agreement are substantially broader than his Director Role.
Section 3Compensation
3.1    Fees. As consideration for the provision of Services and the rights granted to the Company under this Agreement, effective as of the Commencement Date, the Company shall pay the Consultant $75,000.00 every month (i.e., $900,000 per annum) for the Services provided hereunder, subject to and in accordance with the terms of this Agreement.
Additionally, Consultant acknowledges that, as additional compensation for the Services, Principal has received (a) the Sign-on Equity Award (as defined in the Prior Agreement) in accordance with the Prior Agreement and (b) an equity award consisting of 662,933 stock options granted on September 28, 2020 (the “Option Grant”).
3.2Expense Reimbursement. The Company agrees to reimburse the Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by the Consultant or Principal but only to the extent (a) directly related to the Consultant’s or Principal’s performance of the Services, and (b) incurred in accordance with the Company’s expense reimbursement policies.
3.3Withholding, etc. Amounts payable under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by Law. Consultant and Principal shall be responsible for, and shall indemnify the Company against, any taxes or contributions, including penalties and interest, owed by Consultant or Principal.
3.4Taxes. The Company makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to the Consultant or Principal under this Agreement.
Section 4Certain Agreements
4.1Restrictive Covenants. The Consultant and Principal acknowledge that they are bound by the restrictive covenants set forth in any award agreement relating to the Sign-On Equity Award or the Option Grant (together, the “Award Agreements”) and that compliance with those restrictive covenants is a material term of this Agreement. Notwithstanding the foregoing, the Company acknowledges that (a) Consultant’s status as a shareholder in Aristocrat Technologies, Inc. does not violate such restrictive covenants as long as Consultant does not increase his ownership interest in Aristocrat Technologies, Inc. without prior written approval from the Company’s President and Chief Executive Officer, and (b) Consultant’s involvement with Ellerston JAADE Private Assets Growth Fund does not violate such restrictive covenants as long as Consultant does not personally invest in any “Competing Business” (as defined in the applicable Award Agreements) without prior written approval by the Company’s President and Chief Executive Officer.

4.2Confidentiality. The Consultant and Principal shall (and, if applicable, shall cause their employees to) (a) hold the Confidential Information in confidence and protect it in accordance with the same degree of care with which they protect their own confidential information of like importance which they do not wish to disclose, but in no event less than reasonable care, (b) use the Confidential Information solely to the extent necessary in the performance of the Services and not for any other purpose, (c) not disclose any Confidential Information to any Person (other than the Company and its Affiliates), (d) upon the request of the Company, promptly return all Confidential Information to the Company (or, at the election of the Company, destroy such Confidential Information) without retaining any copies thereof (and provide certification of its and his compliance with this clause (d)) and (e) not reverse engineer, decompile, test or analyze the Confidential Information without the prior written consent of the Company. In the event that the Consultant or Principal is requested or required by law, judicial or governmental order, deposition, interrogatory, request for documents, subpoena, civil investigative demand or other legal process to disclose any of the Confidential Information, the Consultant or Principal must first provide the Company with prompt written notice of such requirement so that the Company (or any of its Affiliates) may seek an appropriate protective order, unless, as confirmed by the opinion of the Consultant’s or Principal’s counsel, providing such notice would itself constitute a violation of law. If the Consultant or Principal is nevertheless legally required (as confirmed by the opinion of the Consultant’s or Principal’s counsel) to disclose Confidential Information, then the Consultant or Principal shall only disclose that portion of the Confidential Information that is legally required to be disclosed (as confirmed by the opinion of the Consultant’s or Principal’s counsel). In such an event, the Consultant or Principal shall take reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information being disclosed. In no event shall the Consultant or Principal oppose action by the Company (or any of its Affiliates) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
Additionally, Principal agrees that he will not, and that Company specifically directs him not to, disclose to Company or use for Company’s benefit any trade secret or confidential information he may possess belonging to any of Principal’s former employers or other third party.

Consultant or Principal may share Confidential Information with James Chin subject to Mr. Chin having first executed and returned the Company’s standard non-disclosure agreement.

4.3Regulatory Compliance. The Consultant and Principal acknowledge that the Company and/or its Affiliates are subject to gaming, lottery or similar licensing requirements of various jurisdictions. The Consultant and Principal shall cooperate fully with the Company and its Affiliates in providing to them any information of whatever nature that any of them deems necessary or appropriate in assuring itself that the Consultant and Principal possess the good character, honesty, integrity, and reputation applicable to those engaged in the gaming and lottery industries and represent that any such information shall be complete and accurate. If, during the Term, the Company (or any of its Affiliates) is notified (formally or informally) by any Governmental Authority that the engagement of, or conducting business with, the Consultant or Principal may or will jeopardize any license or ability to be licensed of the Company (or any of its Affiliates) or if the Company (or any of its Affiliates) concludes that the Consultant or Principal may fail to meet the above criteria (or the compliance committee of the Company or any of its Affiliates otherwise raises an objection with respect to the Consultant or Principal), the Company may immediately terminate this Agreement upon written notice to the Consultant.

Furthermore, the Consultant and Principal represent, warrant and covenant to the Company that they (1) will maintain complete and accurate books and records, (2) will comply with all applicable laws, rules and regulations, including, but not limited to, those relating to anti-corruption, anti-money laundering, competition, licensing and registration, (3) have not offered or paid, and will not offer or pay, directly or indirectly, (a) anything of value to any public official or candidate for political office, or any relative or agent thereof, for purposes of obtaining any official action or benefit relating in any way to this Agreement, or (b) any commission or finder’s or referral fee to any person or entity in connection with this Agreement or any activities on behalf of the Company, and (4) acknowledge receipt of a copy of the Company’s Code of Business Conduct and that they will abide by such Code of Business Conduct.

Section 5Termination
5.1Term of Agreement. The term of this Agreement shall commence on the Commencement Date and shall continue until the third anniversary of the Commencement Date, unless earlier terminated by the Company in accordance with Section 5.2 (the “Term”). At the end of the Term, the Term shall automatically extend without further action by either party by one (1) additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter; provided however, after the one-year anniversary of the Commencement Date, either party may elect to terminate the Agreement for any reason by providing ninety (90) days written notice to the other party.

5.2Early Termination. Additionally, the Company may terminate this Agreement (a) effective upon written notice to the Consultant, in the event the Consultant or Principal breaches this Agreement and such breach is incapable of cure or, with respect to a breach capable of cure, the Consultant or Principal fails to cure such breach to the Company's reasonable satisfaction within ten (10) days after receipt of written notice of such breach, or (b) effective upon written notice to the Consultant or Principal as contemplated by Section 4.3 or in the event the Consultant or Principal provided any false or misleading information in connection with any background or security checks.

5.3Effect of Termination. Notwithstanding the foregoing, (a) Sections 1, 2.2, 4, 5 and 6 and any other Sections of this Agreement that expressly or by implication are intended to continue in effect after the expiration or earlier termination of this Agreement, shall continue in effect after the expiration or earlier termination of this Agreement in accordance with their terms, and (b) any termination of this Agreement shall not affect any accrued rights or liabilities of either Party.
5.4Payments Upon Early Termination. In the event that the Company terminates this Agreement, all future payments of consulting fees due hereunder shall cease as of the date of such termination.

5.5Effect of Termination on Sign-On Equity Award and Option Grant. The terms of the Award Agreements will govern the treatment of the Sign-On Equity Award and the Option Grant, as applicable, in the event of the termination of this Agreement.

Section 6Miscellaneous
6.1Notice. All notices, approvals and other communications required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid, to the Parties at the following addresses:

In the case of Consultant:     to the address set forth in the preamble of this Agreement, Attn: Principal

    In the case of the Company:    Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Chief Legal Officer

or such other persons or addresses as either Party may from time to time designate by notice to the other.
6.2Assignment; Binding Effect. No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company shall be permitted to (a) assign or transfer any of its rights or obligations hereunder to any Affiliate of the Company and (b) pledge its rights or interest under this Agreement. This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and is binding upon the Parties and their respective successors and assigns.
6.3Amendment; Waiver. This Agreement may be amended, changed or supplemented only by a written agreement executed and delivered by the Parties. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.
6.4Entire Agreement. This Agreement (including the Annex) and the Award Agreements constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties with respect to such subject matter, including the Prior Agreement (except as it relates to the Sign-On Equity Award); provided that, for the avoidance of doubt, the Parties acknowledge and agree that entry into this Agreement shall not result in a termination of the Prior Agreement for purposes of the Sign-On Equity Award, which shall remain outstanding in accordance with its terms with this Agreement substituted for the “Consulting Agreement” thereunder.
6.5Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties shall negotiate in good faith to amend this Agreement to give effect to the purpose and intent of the provision found to be invalid, illegal or unenforceable.
6.6Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. The parties agree that any controversy or claim not resolved by the Parties arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Las Vegas, Nevada, except that, at the direction of the arbitral tribunal or with the consent of the Parties, particular hearings in aid of such arbitration may be held in other places. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction there. The Parties agree that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of Law or mixed questions of fact and Law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding any Law concerning such standard to the contrary. Except for injunctive or other equitable relief necessary to enforce the Agreement, the remedies expressly provided herein shall constitute the parties’ sole and exclusive remedies, and all other remedies which might be otherwise available under the Law of any jurisdiction are hereby waived by both parties.
6.7Costs. Except as otherwise provided in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.
6.8Counterparts. This Agreement may be executed in any number of counterparts which, taken together, constitute one and the same agreement.
6.9No Third Party Beneficiaries. Except as expressly contemplated by this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

SCIENTIFIC GAMES CORPORATION

By:    /s/ James Sottile_________________________
Name: James Sottile
Title: Executive Vice President and Chief Legal Officer

Jamie Odell Pty Ltd.

By:    /s/ Jamie Odell
Name: Jamie Odell
Title: Proprietor

I acknowledge the terms and conditions of this Amended and Restated Consulting Agreement and that I am bound by them in my individual capacity as the principal of the Consultant:

PRINCIPAL:

/s/ Jamie Odell
Jamie Odell

Annex A

Services

The Principal will serve as Advisor to the Company’s President and Chief Executive Officer and in that role he will provide Services to the Company during the Term, as set forth below and as requested by the Company’s President and Chief Executive Officer.
These Services will include, and for the avoidance of doubt, will be in addition to the Director Role:
•Principal will consult regularly with and provide advice and guidance to the Company’s President and Chief Executive Officer and senior leadership team.

•Principal will provide advice and guidance related to:
◦The Company’s corporate strategy, business strategy and key cultural initiatives
◦Strategic projects and other strategic initiatives
◦Mergers, acquisitions, divestitures and other similar transactions
◦Game development strategy and direction
◦Mentoring senior members of the Company’s leadership team
◦Supporting recruitment activities for senior roles
◦Other topics as agreed by the Parties
The Parties acknowledge and agree that it is their expectation that the level of the Services will increase substantially following the Calendonia Purchase, commensurate with the increased compensation provided for under this Agreement.